Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement No. 333-66402 on Form S-8 of Community Capital Corporation of our report dated June 26, 2008, with respect to the statements of net assets available for benefits of the Community Capital Corporation Employee Stock Ownership Plan as of December 31, 2007 and 2006, and the statement of changes in net assets available for benefits for the year ended December 31, 2007, and the supplemental schedule H, line 4i - Schedule of Assets  Held at End of Year as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of Community Capital Corporation Employee Stock Ownership Plan.

Greenville, South Carolina
June 26, 2008